PROSPECTUS
----------

                                 500,000 SHARES
                        IMAGING DIAGNOSTIC SYSTEMS, INC.
                                  COMMON STOCK

This prospectus ("Prospectus") relates to an aggregate of 500,000 shares (the "Shares") of common stock, no par value (the "Common Stock"), of Imaging Diagnostic Systems, Inc., a Florida corporation (the "Company"). Of the 500,0000 shares of common stock, no par value (the "Common Stock") offered hereby, all are being sold by the Selling Security Holder. See "Selling Security Holder." The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Security Holder.

The Common Stock is traded on the OTC Bulletin Board under the symbol "IMDS". On July 15,1998, the closing bid and asked price of the Common Stock as reported on the OTC Bulletin Board was $.45 and $.48, respectively.

The Shares are held by Alfred Ricciardi (the "Selling Security Holder"). The Shares covered hereby were acquired by the Selling Security Holder pursuant to a Regulation D private placement and were exempt from the registration provisions of the Securities Act of 1933, as amended (the "1933 Act"), as amended.

The Selling Security Holder may, from time to time, sell the Shares on the OTC Bulletin Board, or on any other national securities exchange or automated quotation system on which the Common Stock may be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The Shares may be sold directly or through brokers, or dealers. See "Plan of Distribution."

The Company will receive no part of the proceeds of any sales made by the Selling Security Holder hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Security Holder will be borne by the Selling Security Holder. See "Selling Security Holder."

The Selling Security Holder and any broker-dealers participating in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the 1933 Act, and any commissions or discounts paid or given to any such broker-dealer may be regarded as underwriting commissions or discounts under the 1933 Act.

The Shares have not been registered for sale by the Company or by the Selling Security Holder under the securities laws of any state as of the date of this Prospectus. Brokers or dealers effecting transactions in the Shares should confirm the registration thereof under the securities laws of the States in which transactions occur or the existence of any exemption from registration.



                        IMAGING DIAGNOSTIC SYSTEMS, INC.
                               6531 NW 18TH COURT
                            PLANTATION, FLORIDA 33313
                                 (954) 581-9800


THE DATE OF THIS PROSPECTUS IS JULY 28, 1998

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

The Shares are being offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"). See "Selling Security Holder," "Plan of Distribution" and "Description of Capital Stock".

The Company will not be responsible for the payment of any underwriting discounts, commissions or expenses that may be payable or applicable in connection with the sale of such Shares by the Selling Security Holder. The Shares offered hereby will be sold from time to time at the then prevailing market prices, at prices relating to prevailing market prices or at negotiated prices.

This Prospectus may be used by the Selling Security Holder, or any broker-dealer who may participate in sales of the Common Stock covered hereby.

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                              AVAILABLE INFORMATION

The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-2 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus, which is Part I of the Registration Statement, constitutes a part of the Registration Statement and does not contain all of the information set forth therein. Any statements contained herein concerning the provisions of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. A copy of the Registration Statement, with exhibits, may be obtained from the Commission's office in Washington, DC (at the above address) upon payment of the fees prescribed by the rules and regulations of the Commission, or examined there without charge.

The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, NW, Washington, DC 20549. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, NW. Washington DC 20549. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission, such as the Company. The address of such site is http://www.sec.gov.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Company incorporates by reference herein the following documents filed with the Commission pursuant to the Exchange Act:

         1. The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997;

         2. The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 1997, December 31,1997 and March 31, 1998.

         3.       The Company's Proxy Statement filed August 19, 1997

This Prospectus is accompanied by a copy of the Company's latest Form 10-KSB and Form 10-QSB. The Company will provide upon request, without charge, to each person to whom a prospectus is delivered a copy of the additional documents listed above, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be made to: General Counsel, Imaging Diagnostic Systems, Inc., 6531 NW 18th Court, Plantation, Florida 33313. Telephone number (954) 581-9800.


ANY STATEMENT CONTAINED IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS PROSPECTUS TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS PROSPECTUS.

THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE CONTAINS CERTAIN FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF THE COMPANY. THESE FORWARD LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. NO ASSURANCE CAN BE GIVEN THAT ANY OF SUCH MATTERS WILL BE REALIZED. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES: (1) COMPETITIVE PRESSURE IN THE COMPANY'S INDUSTRY INCREASES SIGNIFICANTLY; (2) DELAYS, COSTS OR DIFFICULTIES RELATED TO OBTAINING THE APPROVAL OF THE FOOD AND DRUG ADMINISTRATION ("FDA") FOR THE SALE AND MARKETING OF THE COMPANIES COMPUTED TOMOGRAPHY LASER MAMMOGRAPHY (CTLM(TM)) DEVICE ARE GREATER THAN EXPECTED; (3) MARKET ACCEPTANCE OF THE CTLM(TM); AND (4) GENERAL ECONOMIC CONDITIONS ARE LESS FAVORABLE THAN EXPECTED. FURTHER INFORMATION ON OTHER FACTORS WHICH COULD AFFECT THE FINANCIAL CONDITION OF THE COMPANY IS INCLUDED IN THE SECTION HEREIN ENTITLED "RISK FACTORS".

                               PROSPECTUS SUMMARY

The following is a summary of certain information contained elsewhere in this Prospectus or in the documents incorporated herein by reference. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Prospectus and in the documents incorporated by reference herein.

                                   THE COMPANY

Imaging Diagnostic Systems, Inc. (the "Company") is a medical technology company that has developed a Computed Tomography Laser Mammography ("CTLM"(TM)") device for detecting breast cancer through the skin in a non-invasive and objective procedure. The CTLM(TM) employs a high-speed pico-second pulsed titanium sapphire laser and proprietary scanning geometry and reconstruction algorithms to detect and analyze masses in the breast for indicia of malignancy or benignancy. Based upon the known optical properties of benign and malignant tissues (whether and to what extent light is impeded as it passes through the tissue and the measurement of the impedance), the CTLM device is designed to provide both the physician and patient with immediate, on-site, objective interpretation and determination of further clinical work-up. Accordingly, the Company believes that the CTLM(TM)will improve early diagnosis, reduce diagnostic uncertainty, and decrease the number of biopsies performed on benign lesions.

The CTLM(TM) device will require Food and Drug Administration ("FDA") approval prior to commercial distribution in the United States. The Company plans to file, within the next several months, a Pre-Market Approval Application (PMA) with the FDA to obtain marketing clearance. In order to collect the clinical data for the PMA, the Company was granted, in June 1998, its second investigational device exemption ("IDE") to conduct a Phase I clinical trial. An IDE allows a company to conduct human clinical trials without filing an application for marketing clearance. The Company is authorized to scan 20 patients at the Company's in house facilities In Plantation, Florida and at three additional clinical sites. See "Risk Factors-Government Regulation".

In 1997, the Company received its first IDE, which authorized it to scan 50 patients at the Strax Breast Diagnostic Center in Lauderhill, Florida and 20 additional patients at its in-house facility. The CTLM(TM) device was installed at Strax and patients were scanned. Prior to the completion of the 1997 IDE, the Company was advised that greatly improved laser technology would soon become available to the Company. The IDE at Strax and the Company was halted pending the receipt of the new laser. In November 1997 the CTLM(TM) was removed from Strax and, subsequently, the Company withdrew the first IDE.

The CTLM(TM) device was developed to provide physicians and patients with immediate information concerning the probability that an identified lesion is malignant or benign. A breast exam utilizing the CTLM(TM) device is non-invasive and can be performed by a medical technician in less than 15 minutes. A patient lies face down on the scanning table with a breast hanging pendulously in the scanning chamber. Once the entire breast is scanned the other breast is placed in the chamber for scanning. Each scan takes approximately 3-4 minutes. The procedure is designed to provide the physician and patient with objective, on-site, immediate diagnostic decisions, including whether or not to proceed to surgical biopsy. Further, the device is designed to archive and compare scans and provide the patient with a computer disc (CD) of her scan.


                                  RISK FACTORS

LIMITED OPERATING HISTORY; CONTINUING OPERATING LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY.

The Company has a limited history of operations. Since its inception in December 1993, the Company has engaged principally in the development of the CTLM(TM). The Company currently has no source of operating revenue and has incurred net operating losses since its inception. At March 31, 1998, the Company has incurred net losses of approximately $19,904,407. Such losses have resulted principally from costs associated with the Company's operations. The Company expects operating losses will increase for at least the next several years as total costs and expenses continue to increase due principally to the anticipated commercialization of the CTLM(TM), development of, and clinical trials for, the CTLM (TM)and other research and development activities. The Company's ability to achieve profitability will depend in part on its ability to obtain regulatory approvals for its CTLM(TM), develop the capacity to manufacture and market the CTLM(TM), either by itself or in collaboration with others and market acceptance of the CTLM(TM). There can be no assurance if and when the Company will receive regulatory approvals for the development and commercial manufacturing and marketing of the CTLM(TM) or achieve profitability.

GOVERNMENT REGULATION.

Many aspects of the medical industry in the United States, including the Company's business, are subject to extensive federal and state government regulation. Although the Company believes that its operations comply with applicable regulations, there can be no assurance that subsequent adoption of laws or interpretations of existing laws will not regulate, restrict, or otherwise adversely affect the Company's business.

The manufacture and sale of medical devices, including the CTLM(TM), are subject to extensive regulation by numerous governmental authorities in the United States, principally the FDA and corresponding state agencies, and in other countries. In the United States, the CTLM (TM) is regulated as a medical device and is subject to the FDA's pre-market clearance or approval requirements. Securing FDA clearances and approvals may require the submission of extensive clinical data and supporting information. The Company cannot file its PMA application for the CTLM(TM) until its clinical trials are completed. There can be no assurance, however, that the clinical trials will be successfully completed, or if completed, will provide sufficient data to support a PMA application for the CTLM(TM). Nor can there be any assurance that the FDA will not require the Company to conduct additional clinical trials for the CTLM(TM). The process for obtaining FDA and other required regulatory approvals is lengthy, expensive and uncertain and can require as long as one to several years from the date of FDA submission, if pre-market approval is obtained at all.

Sales of medical devices outside the United States may be subject to international regulatory requirements that vary from country to country. The time required to gain approval for sale internationally may be longer or shorter than that required for FDA approval and the requirements may differ. In Europe, the Company will be required to obtain the certifications necessary to enable the CE mark to be affixed to the Company's products by mid-1998 in order to conduct sales in member countries of the European Union. The Company has not obtained such certificates and there can be no assurance it will be able to do so in a timely manner, or at all. Regulatory approvals, if granted, may include significant limitations on the indicated uses for which the CTLM (TM) may be marketed. In addition, to obtain such approvals, the FDA and certain foreign regulatory authorities may impose numerous other requirements with which other medical device manufacturers must comply. FDA enforcement policy strictly prohibits the marketing of approved medical devices for unapproved uses. Product approvals could be withdrawn for failure to comply with regulatory standards or the occurrence of unforeseen problems following initial marketing. The third-party manufacturers upon which the Company will depend to manufacture its products (GMPs) are required to adhere to applicable FDA regulations regarding GMPs and similar regulations in other countries, which include testing, control and documentation requirements. Ongoing compliance with GMP regulations and other applicable regulatory requirements will be monitored by periodic inspections by the FDA and by comparable agencies in other countries. Failure to comply with applicable regulatory requirements, including marketing and promoting products for unapproved use, could result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to grant pre-market clearance or approval for devices, withdrawal of approvals and criminal prosecution. Changes in existing regulations or adoption of new government regulations or polices could prevent or delay regulatory approval of the CTLM(TM). Certain material changes to medical devices also are subject to FDA review and clearance or approval.

There can be no assurance that the Company will be able to obtain FDA approval of a PMA application for the CTLM(TM) on a timely basis, or at all, and delays in receipt of or failure to obtain such approvals or clearances, the loss of previously obtained approvals, or failure to comply with existing or future regulatory requirements would have material adverse effect on the Company's business, financial condition and results of operations.

PRODUCT DEVELOPMENT.

The Company's proposed products and future product development efforts are at an early stage. Accordingly, there can be no assurance that any of the Company's proposed products will be found to be safe and effective, can be developed into commercially viable products, can be manufactured on a large scale or will be economical to market, or will achieve or sustain market acceptance. There is, therefore, a risk that the Company's product development efforts will not prove to be successful.

DEPENDENCE UPON UNITED STATES PRE-MARKET APPROVAL.

Under the provisions of the Federal Food and Cosmetic Act ("the FDC Act"), the Company must obtain pre-market approval from the FDA prior to commercial use of the CTLM(TM)in the United States. There can be no assurance if or when the Company will receive any such clearances or approvals. Obtaining FDA pre-market approval may impose costly requirements on the Company and may delay for a considerable period of time, or prevent, the commercialization of the CTLM(TM).

DEPENDENCE ON MARKET ACCEPTANCE.

There can be no assurance that physicians or the medical community in general will accept and utilize the CTLM(TM) device. The extent that, and rate of which, the CTLM(TM) achieves market acceptance and penetration will depend on many variables including, but not limited to, the establishment and demonstration in the medical community of the clinical safety, efficacy and cost-effectiveness of the CTLM(TM), the advantage of the CTLM(TM) over existing technology and cancer detection methods, third-party reimbursements practices and the Company's manufacturing, quality control, marketing and sales efforts. Failure of the Company's products to gain market acceptance would have a material adverse effect on the Company's business, financial condition, and results of operations.

LIMITED MARKETING AND SALES CAPABILITY.

In order to market any products it may develop, the Company will have to develop a marketing and sales force with technical expertise and distribution capability. There can be no assurance that the Company will be able to establish sales and distribution capabilities or that the Company will be successful in gaining market acceptance for any products it may develop. The Company has already entered into contract for the distribution of the CTLM(TM) in the United Kingdom, Ireland, Italy, France, South Korea, the Pacific Rim including China, Switzerland, Moscow, Germany, Austria, the Republic of Turkey and Ecuador with strategic marketing partners who have established marketing capabilities and will continue to develop its distribution network for overseas. There can be no assurance that the Company will be able to further develop this distribution network. on acceptable terms, if at all or that any of the Company's proposed marketing schedules or plans can or will be met. To the extent that the Company arranges with third parties to market its products, the success of such products may depend on the efforts of such third parties

LIMITATION ON THIRD-PARTY REIMBURSEMENT; HEALTH CARE REFORM.

In the United States, suppliers of health care products and services are greatly affected by Medicare, Medicaid, and other government insurance programs, as well as by private insurance reimbursement programs. Third-party payors (Medicare, Medicaid, private health insurance companies and other organizations) may affect the pricing or relative attractiveness of the Company's products by regulating the level of reimbursement provided by such payors to the physicians and clinics utilizing the CTLM(TM) or by refusing reimbursement. If examinations utilizing the Company's products were not reimbursed under these programs, the Company's ability to sell its products may be materially and adversely affected. There can be no assurance that third-party payors will provide reimbursement for use of the Company's products. Several states and the U.S. government are investigating a variety of alternatives to reform the health care delivery system and further reduce and control health care spending on health care items and services, limit coverage for new technology and limit or control the price health care providers and drug and device manufacturers may charge for their services and products, respectively. If adopted and implemented, such reforms could have material adverse effect on the Company's business, financial condition, and results of operations. In international markets, reimbursement by private third-party medical insurance providers, including governmental insurers and independent providers varies from country to country. In certain countries, the Company's ability to achieve significant market penetration may depend upon the availability of third-party governmental reimbursement. Revenues and profitability of medical device companies may be affected by the continuing efforts of governmental and third party payors to contain or reduce the cost of health care through various means.

CAPITAL NEEDS AND NEED FOR ADDITIONAL AUTHORIZED COMMON STOCK.

The Company will require substantial additional funds for its research and development programs, pre-clinical and clinical testing, operating expenses, regulatory processes and manufacturing and marketing programs. The Company's capital requirements will depend on numerous factors, including the progress of its research and development programs, results of pre-clinical and clinical testing, the time and cost invoked in obtaining regulatory approvals, the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights, competing technological and market developments and changes in the Company's existing research, licensing and other relationships and the terms of any new collaborative, licensing and other arrangements that the Company may establish. Moreover, the Company's fixed commitments, including salaries and fee for current employees and consultants, and other contractual agreements and are likely to increase as additional agreements are entered into and additional personnel are retained. The Company has entered into a $15 Million, three year Equity Line of Credit Funding Agreement whereby the Company, as it deems necessary, may raise capital through the sale of its common stock to a consortium of prominent European banking institutions. The Shares will be purchased by the consortium at a discount from the Market Price of the Company's Common Stock. Although no assurances can be made, the Company anticipates that it will need approximately $8,000,000 over the next two year period to complete all necessary stages in order to enable it to market the CTLM(TM) in the United States and foreign countries. If the need should arise for capital in excess of the Equity Line of Credit the Company may seek such additional funding through public or private financing or collaborative, licensing and other arrangements with corporate partners. If the Company utilizes the Equity Line of Credit or additional funds are raised by issuing equity securities, especially Convertible Preferred Stock, dilution to existing Shareholders will result and future investors may be granted rights superior to those of existing Shareholders. There can be no assurance, however, that additional financing will be available when needed, or if available, will be available on acceptable terms. Insufficient funds may prevent the Company from implementing its business strategy or may require the Company to delay, scale back, or eliminate certain of its research and product development programs or to license to third parties rights to commercialize products or technologies that the Company would otherwise seek to develop itself.

At present, due to the decline in the price of its common stock, the Company does not have available enough authorized common stock to convert its outstanding Preferred Stock should the Preferred Holders wish to convert. The conversion rate of the Preferred stock ranges from 82% to 75% of the average market price over a five-day period prior to conversion. The Company anticipates that it will need to increase its authorized common stock from 48,000,000 shares to 100,000,000 common shares in order to meet conversion demands, enhance the ability of the Company to attract and retain qualified employees, consultants, officers and directors by creating stock incentives and rewards for their contributions to the success of the Company and for issuance in connection with any future financing activities or corporate acquisition using the Company's Common Stock. In the event that the Company is not able to increase the authorized common stock and the Preferred Holders elect to convert the Preferred Stock, the Company will be in breach of it contractual obligations to such Holders and may be subject to litigation and the payment of damages and penalties. See "Description of Securities".

DEPENDENCE ON QUALIFIED PERSONNEL.

Due to the specialized scientific nature of the Company's business, the Company is highly dependent upon its ability to attract and retain qualified scientific, technical and managerial personnel. Therefore the Company has entered into employment agreements with certain of its executive officers and key employees. The loss of the services of existing personnel as well as the failure to recruit key scientific, technical and managerial personnel in a timely manner would be detrimental to the Company's research and development programs and to its business. The Company's anticipated growth and expansion into areas and activities requiring additional expertise, such as marketing, will require the additional of new management personnel. Competition for qualified personnel is intense and there can be no assurance that the Company will be able to continue to attract and retain qualified personnel necessary for the development of its business.

COMPETITION.

The market in which the Company intends to participate is highly competitive. Many of the companies in the cancer diagnostic and screening markets have substantially greater technological, financial, research and development, manufacturing, human and marketing resources and experience than the Company. Such companies may succeed in developing products that are more effective or less costly than the Company's products or such companies may be successful in manufacturing and marketing their products than the Company. Physicians using imaging equipment such as x-ray mammography equipment, ultrasound or high frequency ultrasound systems, Magnetic Resonance Imaging (MRI) systems, and thermography, diaphonography and transilluminational devices may not use the Company's products. Currently mammography is employed widely and the Company's ability to demonstrate the Company's ability to sell the CTLM(TM) to medical facilities will, in part, be dependent on the Company's ability to demonstrate the clinical utility of the CTLM(TM) as an adjunct to mammography and physical examination and its advantages over other available diagnostic tests. The competition for developing a commercial device utilizing computed TOMOGRAPHY techniques and laser technology is difficult to ascertain given the proprietary nature of the technology. There are a significant number of academic institutions involved in various areas of research involving "optical medical imaging" which is a shorthand description of the technology the Company's CTLM(TM) utilizes. The most prestigious of these institutions includes the University of Pennsylvania, The City College of

New York, and University College London. Two of these institutions have granted licenses on certain patented technologies to two companies: University of Pennsylvania - Non-Invasive Technologies; City College of New York - MediScience, Inc.

TECHNICAL OBSOLESCENCE.

Methods for the detection of cancer are subject to rapid technological innovation and there can be no assurance that technical changes will not render the Company's proposed products obsolete. Although the Company believes that The CTLM(TM) can be upgraded to maintain its state-of-the-art character, the development of new technologies or refinements of existing ones might make the Company's existing system technologically or economically obsolete, or cause a reduction in the value of, or reduce the need for, the Company's CTLM(TM). There can be no assurance that the development of new types of diagnostic medical equipment or technology will not have a material adverse effect on the Company's business, financial condition, and results of operations. Although the Company is aware of no substantial technological changes pending, should such change occur, there can be no assurance that the Company will be able to acquire the new or improved systems which may be required to update the CTLM(TM).

RELIANCE ON INTERNATIONAL SALES.

The Company intends to commence international sales of the CTLM(TM) in Europe and Asia prior to commencing commercial sales in the United States, where sales cannot occur unless and until the Company receives pre-market approval from the FDA. Thus, until the Company receives pre-market approval from the FDA to market the CTLM(TM)in the United States, as to which there can be no assurance, the Company revenues, if any, will be derived from sales to international distributors. A significant portion of the Company's revenues, therefore, may be subject to the risks associated with international sales, including economical and political instability, shipping delays, fluctuation of foreign currency exchange rates, foreign regulatory requirements and various trade restrictions, all of which could have a significant impact on the Company's ability to deliver products on a timely basis. Future imposition of, or significant increases in the level of customs duties, export quotas or other trade restrictions could have a material adverse effect on the Company's business, financial condition and results of operations. The regulation of medical devices, particularly in Europe, continues to develop and there can be no assurance that new laws or regulations will not have an adverse effect on the Company.

PRODUCT LIABILITY.

The Company's business exposes it to potential product liability risks, which are inherent in the testing, manufacturing, marketing, and sale of cancer detection products. Significant litigation, not involving the Company, has occurred in the past based on the allegations of false negative diagnoses of cancer. While the CTLM(TM) is being developed as a adjunct to other diagnostic techniques, there can be no assurance that the Company will not be subjected to future claims and potential liability.

LACK OF FEASIBILITY STUDY
The Company has not performed any market or feasibility studies to assess the interest, demand, or need for the CTLM(TM). There can be no assurance that any such study would support Management's belief that sufficient demand will exist.

DIVIDENDS

The Company has not paid a dividend on its Common Stock and does not intend to pay dividends in the foreseeable future.


                   INFORMATION WITH RESPECT TO THE REGISTRANT

The information required to be disclosed herein is hereby incorporated by reference. See "Documents Incorporated by Reference", "Prospectus Summary", "Risk Factors" and "Material Changes"

                                MATERIAL CHANGES

PRINCIPAL SHAREHOLDERS


The following table sets forth the beneficial ownership of Common Stock of the Company as of July 10, 1998, as to (a) each person known to the Company who beneficially owns more than 5% of the outstanding shares of its Common Stock;
(b) each current director executive officer; and (c) all executive officers and directors of the Company as a group. calculated as required by the Act.

The actual number of shares of Common stock held by Richard Grable and Linda Grable, without giving effect to options, are 7,750,040 and 3,445,800 share respectively. Both Richard Grable and Linda Grable specifically disclaim any beneficial interest in each other's shares.

Name and Address                    Number of Shares Owned             % of Outstanding
of Beneficial Owner                 Beneficially (1)(2)                Shares of Common Stock
-------------------                 -------------------                ----------------------
Richard J. Grable                   12,606,606(3)                               33.6%
c/o 6351 NW 18th Court
Plantation, FL 33313

Linda B. Grable                     12,606,606(4)                               33.6%
c/o 6351 NW 18th Court
Plantation, FL 33313

Allan L. Schwartz                   4,253,390(5)                                11.7%
c/o 6351 NW 18th Court
Plantation, FL 33313

All officers and directors          16,859,996                                  45.3%
as a group (3 persons)
--------------------

(1)Except as indicated in the footnotes to this table, based on information provided by such persons, the persons named in the table above have sole voting power and investment power with respect to all shares of Common Stock shown beneficially owned by them.

(2) Percentage of ownership is based on 36,434,747 shares of Common Stock outstanding as of July 10,1998. Shares of Common Stock subject to stock options that are exercisable within 60 days as of July 10, 1998 are deemed outstanding for computing the percentage of any other person or group.

(3)Includes 556,883 shares subject to options and 3,497,800 shares owned by the wife of Richard J. Grable, Linda B. Grable, of which he disclaims beneficial ownership.

(4)Includes 556,883 shares subject to options and 7,995,040 shares owned by the husband of Linda B. Grable, Richard J. Grable, of which she disclaims beneficial ownership.

(5)Includes 664,410 shares subject to options and 9,000 shares owned by the wife of Allan L. Schwartz, Carolyn Schwartz, of which he disclaims beneficial ownership.

(6)Includes 1,778,176 shares subject to options and 9,000 shares owned by the wife of Allan L. Schwartz, Carolyn Schwartz, of which he disclaims beneficial ownership.

OPTION GRANTS.

In January 1998, pursuant to employment agreements dated July 4, 1994, Richard Grable, Linda Grable, and Allan Schwartz were granted options to purchase and aggregate of 500,000 Common Shares each. The grants for were for the July 1996 and July 1997 anniversary dates of their employment and were never issued by prior counsel for the Company. The options are non-qualified stock options, vesting one year from the grant date and exercisible at an exercise price of $0.31 per share. In January 1998, Richard Grable, Linda Grable, and Allan Schwartz were granted options to purchase 22,883 and 34,602 shares of Common Shares each pursuant to the Company's incentive stock option plan. These options were earned in July 1996 and July 1997 but never issued. These shares are exercisible at any time at an exercise price of $4.37 and $2.63 per share, respectively.
                                       9

PATENT LICENSE AGREEMENT

In June 1998, the Company finalized an exclusive Patent License Agreement with Richard Grable, the Company's Chief Executive Officer. Mr. Grable is the owner of patents Patent number 5,692,511, issued on December 2, 1987 (the "Patent"), which encompasses the technology for the CTLM(TM). The Company and Mr. Grable has previously entered into an oral agreement for the exclusive license for the patent that was never memorialized in written form.

Pursuant to the terms of the Agreement, the Company was granted the exclusive right to modify, customize, maintain, incorporate, manufacture, sell, and otherwise utilize and practice the Patent, all improvements thereto and all technology related to the process, throughout the world. This license shall apply to any extension or re-issue of the Patent. The term of the license is for the life of the Patent and any renewal thereof, subject to termination, under certain conditions. As consideration for the License, the Company issued to Mr. Grable 3,500,000 shares of common stock and is required to issue and additional 3,500,000 shares in June 1999. In addition, the Company has agreed to pay to Mr., Grable a royalty based upon the net selling price (the dollar amount earned from the sale by the Company, both international and domestic, before taxes minus the cost of the goods sold and commissions or discounts paid).of all products and goods in which the Patent is used, before taxes and after deducting the direct cost of the product and commissions or discounts paid (the "Royalty") as follows:

                  GROSS SALES                                         PERCENTAGE
                  -----------                                         ----------

                  $0 to $1,999,999 in gross sales                        10%

                  $2,000,000 to $3,999,999 in gross sales                 9%

                  $4,000,000 to $6,999,999 in gross sales                 8%

                  $7,000,000 to $9,999,999 in gross sales                 7%

                  Greater than $10,000,000 in gross sales                 6%


During the second year of the Agreement there is a minimum royalty provision of $250,000. The Company is required to have the Agreement ratified by its Shareholders at its next special or annual meeting of Shareholders and upon obtaining such ratification, the Royalties set forth above shall take the place of the Development Royalties set forth in the Amendment to Grable's Employment Agreement dated February 23, 1995, and such Amendment shall become void and have no effect.

The Agreement also contains anti dilution protection upon the occurrence of any stock dividend, stock split, combination or exchange of shares, reclassification or recapitalization of the Company's common stock, reorganization of the Company, consolidation with or merger into or sale or conveyance of all or substantially all of the Company's assets to another corporation or any other similar event which serves to decrease the number of Shares issued pursuant to the Agreement.

PATENT
On June 12, 1997, Imaging Diagnostic Systems, Inc. (the "Company") was advised by its patent counsel, Shlesinger, Arkwright & Garvey, that the Company's patent for the Diagnostic Tomographic Laser Imaging Apparatus had been granted, with 7 independent and 16 subordinate claims.

NASDAQ LISTING
On March 24, 1996, the Company filed its application with NASDAQ to be listed on the Small Cap Market. The Company's request for listing was subsequently denied after a hearing before the Listing Qualifications Panel (the "Panel"). The denial was based upon the fact that one of the Company's outside shareholders (the "Shareholder"), who had no influence over the Company, had a questionable background and owned a 5% interest in the Company.

As a result, the Company appealed the denial decision to the NASDAQ Listing and Hearing Review Committee (the "Committee") which on February 5, 1997, reversed the decision of the Panel and stated in part the following:

          "Accordingly, we recommend that the Panel's decision denying initial inclusion be reversed and the case be remanded to the Staff with instructions to implement the Company's proposal..."

The Company in fact, did implement its proposal and on March 12th, provided NASDAQ with copies of all things necessary to satisfy any concerns that the Panel had regarding the Shareholder. Prior to the time NASDAQ acted on the proposal, Barrons published an inaccurate article stating that a NASDAQ spokesman indicated that the listing would be denied. At all times up until the date of this article the Company's stock traded at $3.00 and above. The article had a predictable negative impact on the Company's stock and the price dropped below $3.00, where it has stayed ever since the Barrons article, despite a retraction from Barrons. Based upon this decline the NASDAQ staff has refused to approve the Company for listing on the NASDAQ Small Cap Market.

The Company appealed the denial of the listing at an oral hearing before the Committee in Washington DC on January 22, 1998. Pursuant to this meeting the Panel determined to approve the Company for listing on the NASDAQ Small Cap Market, subject to the following conditions:

         1. On or before May 11, 1998, the Company must effect a reverse stock split sufficient to raise its bid price to, or above $4.00 per share for the opening of one trading day or in the alternative, on or before May 11, 1998, the Company must have and retain for 10 consecutive trading days a $4.00 bid price through natural forces.

         2. On or before May 11, 1998, the Company must make a public filing with the SEC and NASDAQ evidencing a minimum of $5,000,000 in net tangible assets.

The Board of Directors determined that a reverse split at this time would be detrimental to the interests of its shareholders and vetoed the proposal for the reverse split. The conditional listing expires on May 11, 1998. To date the Company has been unable to comply with the above conditions.

The Company immediately appealed this decision. The Company's Securities Counsel was notified on May 19, 1998 that its appeal was denied. The Company filed an appeal with the Securities and Exchange Commission.

PRIVATE PLACEMENTS

Series C Preferred Stock
------------------------
On October 6, 1997, Imaging Diagnostic Systems, Inc. (the "Company") finalized the private placement to foreign investors of 210 shares of its Series C Convertible Preferred Stock ("the "Preferred Shares") at a purchase price of $10,000 per share and Warrants to purchase up to 105,000 shares of the Company's common stock at an exercise price of $1.63 per share. The offering was conducted pursuant to Regulation S as promulgated under the Securities Act of 1933, as amended (the ("Regulation S Sale").

The Preferred Shares are convertible, at any time, commencing 45 days from the date of issuance and for a period of three years thereafter, in whole or in part, without the payment of any additional consideration. The number of fully paid and nonassessable shares of common stock, no par value, of the Company to be issued upon conversion will be determined by dividing (i) the sum of $10,000 by (ii) the Conversion Price (determined as hereinafter provided) in effect at the time of conversion. The "Conversion Price" is equal to seventy five percent (75%) of the Average Closing Price of the Corporation's Common Stock for the five-day trading period ending on the day prior to the date of conversion provided, however, in no event will the Conversion Price be greater than $1.222 per share.

Pursuant to the Regulation S Sale documents, the Company was also required to escrow an aggregate of 3,435,583 shares of its common stock (200% of the number of shares the Purchasers would have received if the Preferred Shares were exercised on the closing date of the Regulation S Sale). The shares underlying the Preferred Shares and Warrants are entitle to demand registration rights under certain conditions.

In connection with the Regulation S Sale, the Company paid an unaffiliated Investment Banker an aggregate of $220,500 for placement and legal fees. Net proceeds to the Company of $1,079,500 were used for working capital and the continuous research, development and testing of the Company's Computed Tomography Laser Mammography (CTLM (TM)) device.

Series D Preferred Stock
------------------------
On January 9, 1998, Imaging Diagnostic Systems, Inc. (the "Company") finalized the private placement to foreign investors of 50 shares of its Series D Convertible Preferred Stock ("the "Preferred Shares"), at a purchase price of $10,000 per share and Warrants to purchase up to 25,000 shares of the Company's common stock. The offering was conducted pursuant to Regulation S as promulgated under the Securities Act of 1933, as amended (the "Regulation S

Sale"). The Preferred Shares are convertible, at any time, commencing 45 days from the date of issuance and for a period of three years thereafter, in whole or in part, without the payment of any additional consideration. The number of fully paid and nonassessable shares of common stock, no par value, of the Company to be issued upon conversion will be determined by dividing (i) the sum of $10,000 by (ii) the Conversion Price (determined as hereinafter provided) in effect at the time of conversion. The "Conversion Price" is equal to seventy five percent (75%) of the Average Closing Price of the Corporation's Common Stock for the five-day trading period ending on the day prior to the date of conversion. The shares underlying the Preferred Shares and Warrants are entitle to demand registration rights under certain conditions.

In connection with the Regulation S Sale, the Company issued 4 Preferred Shares to an unaffiliated Investment Banker for placement fees and paid its legal fees of $5,000. Net proceeds to the Company of $495,000 were used for working capital and the continuous research, development and testing of the Company's Computed Tomography Laser Mammography (CTLM (TM)) device.

Series E Preferred Stock
------------------------
On February 5, 1998, Imaging Diagnostic Systems, Inc. (the "Company") finalized the private placement to foreign investors of 50 shares of its Series E Convertible Preferred Stock ("the "Preferred Shares"), at a purchase price of $10,000 per share and Warrants to purchase up to 25,000 shares of the Company's common stock. The offering was conducted pursuant to Regulation S as promulgated under the Securities Act of 1933, as amended (the "Regulation S Sale"). The Preferred Shares are convertible, at any time, commencing 45 days from the date of issuance and for a period of three years thereafter, in whole or in part, without the payment of any additional consideration. The number of fully paid and nonassessable shares of common stock, no par value, of the Company to be issued upon conversion will be determined by dividing (i) the sum of $10,000 by
(ii) the Conversion Price (determined as hereinafter provided) in effect at the time of conversion. The "Conversion Price" is equal to seventy five percent (75%) of the Average Closing Price of the Corporation's Common Stock for the five-day trading period ending on the day prior to the date of conversion.

The shares underlying the Preferred Shares and Warrants are entitle to demand registration rights under certain conditions.

In connection with the Regulation S Sale, the Company issued 4 Preferred Shares to an unaffiliated Investment Banker for placement fees and paid its legal fees of $5,000. Net proceeds to the Company of $495,000 were used for working capital and the continuous research, development and testing of the Company's Computed Tomography Laser Mammography (CTLM (TM)) device.

Series F Preferred Stock
------------------------
On February 20, 1998, Imaging Diagnostic Systems, Inc. (the "Company") finalized a private placement to foreign investors of 75 shares of its Series F Convertible Preferred Stock ("the "Preferred Shares") at a purchase price of $10,000 per share. The offering was conducted pursuant to Regulation S as promulgated under the Securities Act of 1933, as amended (the "Regulation S Sale").

The Preferred Shares pay a dividend of 6% per annum, payable in Common Stock at the time of each conversion and are convertible, at any time, commencing May 15, 1998 and for a period of two years thereafter, in whole or in part, without the payment of any additional consideration. The number of fully paid and nonassessable shares of common stock, no par value, of the Company to be issued upon conversion will be determined by dividing (i) the sum of $10,000 plus any earned dividends by (ii) the Conversion Price (determined as hereinafter provided) in effect at the time of conversion. The "Conversion Price" is equal to seventy percent (70%) of the Average Closing Price of the Corporation's Common Stock for the five-day trading period ending on the day prior to the date of conversion. The shares underlying the Preferred Shares are entitle to demand registration rights under certain conditions.

In connection with the Regulation S Sale, the Company paid an unaffiliated Investment Banker an aggregate of $50,000 for placement and legal fees. Net proceeds to the Company of $700,000 were used for working capital and the continuous research, development and testing of the Company's Computed Tomography Laser Mammography (CTLM (TM)) device.

Series H Preferred Stock
------------------------
On June 2, 1998, Imaging Diagnostic Systems, Inc. (the "Company") finalized a private placement to foreign investors of 100 shares of its Series H Convertible Preferred Stock ("the "Preferred Shares") at a purchase price of $10,000 per share. The offering was conducted pursuant to Regulation D as promulgated under the Securities Act of 1933, as amended (the "Regulation D Sale").

The number of fully paid and nonassessable shares of common stock, no par value, of the Company to be issued upon conversion will be determined by dividing (i) the sum of $10,000 (ii) the Conversion Price (determined as hereinafter provided) in effect at the time of conversion. The "Conversion Price" is equal to lesser of seventy-five percent (75%) of the Average Price (the lowest closing bid price of the Corporation's Common Stock for the ten-ten-day trading period ending on the day prior to the date of conversion. The shares underlying the Preferred Shares are in the process of being registered on a Registration Statement on Form S-2.

In connection with the Regulation D Sale, the Company paid an unaffiliated Investment Banker an aggregate of $10,000 and 8 shares of the Series H Preferred Stock for placement and legal fees. Net proceeds to the Company of $990,000 were used for working capital and the continuous research, development and testing of the Company's Computed Tomography Laser Mammography (CTLM (TM)) device.

                           PRICE RANGE OF COMMON STOCK

The Company's Common Stock is traded on the NASDAQ over-the-counter bulletin board market under the symbol IMDS . There has been trading in the Company's Common Stock since September 20, 1994. The following table sets forth, for each of the fiscal periods indicated, the high and low trade prices for the Common Stock, as reported on the OTC Bulletin Board. These per share quotations reflect inter-dealer prices in the over-the-counter market without real mark-up, markdown, or commissions and may not necessarily represent actual transactions.


     QUARTER ENDING                        HIGH BID                LOW BID
     FISCAL YEAR 1996
     September 1995                         $ .78                      $ .71
     December 1995                          $3.15                      $ .75
     March 1996                             $8.25                      $8.00
     June 1996                              $3.90                      $3.87

     FISCAL YEAR 1997
     September 1996                         $3.93                      $2.25
     December 1996                          $3.93                      $1.43
     March 1997                             $4.12                      $2.43
     June 1997                              $3.08                      $2.62

     FISCAL YEAR 1998
     September 1997                         $2.25                      $1.87
     December 1997                          $1.61                      $1.22
     March 1998                             $1.65                      $1.02
     June 1998                              $0.78                      $0.67

On June 30, 1998, the closing trade price of the Common Stock as reported on the OTC Bulletin Board was $0.40. As of such date, there were approximately 745 holders of record of the Company's Common Stock.


                                 DIVIDEND POLICY

To date, the Company has not declared or paid any dividends with respect to its capital stock, and the current policy of the Board of Directors is to retain any earnings to provide for the growth of the Company. Consequently, no cash dividends are expected to be paid on the Company's Common Stock in the foreseeable future.

                             SELLING SECURITY HOLDER

The Selling Security Holder is Alfred Ricciardi, 1 Evertrust Plaza, Jersey City, NJ 07302, an accredited investor who purchased the shares offered hereby in a private placement in accordance with and exemption from registration under
Section 4(2) of the Securities Act of 1993, as amended (the "Act") and Rule 506 of Regulation D promulgated thereunder. The registration statement of which this Prospectus is a part is being filed, and the Shares offered hereby are included herein, pursuant to registration rights as provided for in the subscription agreement entered into between the Company and the Selling Security Holder. Other then the share set forth herein, the Selling Security Holder is not the direct or beneficial owner of any of the Company's securities, nor has he had or held any position, office or other material relationship with the Company.


                              PLAN OF DISTRIBUTION

The registration statement of which this Prospectus forms a part has been filed pursuant to the registration rights included in Subscription Agreement between the Company and the Selling Security Holder. To the Company's knowledge, as of the date hereof, the Selling Security Holder has not entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the Shares offered hereby, nor does the Company know the identity of the brokers or market makers which will participate in the offering.

The Shares covered hereby may be offered and sold from time to time by the Selling Security Holder. The Selling Security Holder will act independently of the Company in making decisions with respect to the timing, manner, and size of each sale. Such sale may be made on the OTC Bulletin Board or otherwise, at prices and on terms then prevailing or at prices related to the then market price, or in negotiated transactions. The Shares may be sold by one or more of the following methods: (a) a block trade in which the broker-dealer engaged by the Selling Security Holder will attempt to sell Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by the broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. To the best of the Company's knowledge, the Selling Security Holder have not, as of the date hereof, entered into any arrangement with a broker or dealer for the sale of shares through a block trade, special offering, or secondary distribution of a purchase by a broker-dealer. In effecting sales, broker-dealers engaged by the Selling Security Holder may arrange for other broker-dealers to participate. Broker-dealers may receive commissions or discounts from the Selling Security Holder in amounts to be negotiated.

In offering the Shares, the Selling Security Holder and any broker-dealers who execute sales for the Selling Security Holder may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Security Holder and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions.

Rule 10b-6 under the Exchange Act prohibits participants in a distribution from bidding for or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 10b-7 under the Exchange Act governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

This offering will terminate on the earlier of (a) the date on which such Selling Security Holder's shares may be resold pursuant to Rule 144 under the Securities Act; or (b) the date on which all Shares offered hereby have been sold by the Selling Security Holder. There can be no assurance that the Selling Security Holder will sell any or all of the shares of Common Stock offered hereby

                            DESCRIPTION OF SECURITIES

The Company's authorized capital stock consists of 50,000,000 shares of capital stock of which 48,000,000 shares are common stock no par value and 2,000,000 shares are preferred, no par value. As of July 10, 1998 there were issued and outstanding 36,434,747 shares of Common Stock and. 450 shares of Series B Convertible Preferred Stock, 24 shares of Series D Convertible Preferred, 14 shares of Series E Convertible Preferred, 108 shares of Series H Convertible Preferred, Options to purchase 2,760,409 shares and Warrants to purchase 442,500 shares of Common Stock of the Company.

At present, due to the decline in the price of its common stock, the Company does not have available enough authorized common stock to convert its outstanding Preferred Stock, warrant or options, should the holders wish to convert. The conversion rate of the Preferred stock ranges from 82% to 75% of the average market price over a five-day period prior to conversion. The Company anticipates that it will need to increase its authorized common stock from 48,000,000 shares to 100,000,000 common shares in order to meet conversion demands, enhance the ability of the Company to attract and retain qualified employees, consultants, officers and directors by creating stock incentives and rewards for their contributions to the success of the Company and for issuance in connection with any future financing activities or corporate acquisition using the Company's Common Stock. In the event that the Company is not able to increase the authorized common stock and the Preferred Holders elect to convert the Preferred Stock, the Company will be in breach of it contractual obligations to such Holders and may be subject to litigation and the payment of damages and penalties. See "Risk Factors".


COMMON STOCK

Holders of the Common Stock are entitled to one vote for each share in the election of directors and in all other matters to be voted on by the shareholders. There is no cumulative voting in the election of directors. Holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors of the Company (the "Board") out of funds legally available thereof and, in the event of liquidation, dissolution or winding up of the Company, to share ratably in all assets remaining after payment of liabilities. The holders of Common Stock have no preemptive or conversion rights and are not subject to further calls or assessments. There are no redemption or sinking fund provisions applicable to the Common Stock. The rights of the holders of the Common Stock are subject to any rights that may be fixed for holders of Preferred Stock. All of the outstanding shares of Common Stock are fully paid and nonassessable.


PREFERRED STOCK

Shares of preferred stock may be issued from time to time in series and the Board of Directors of the Corporation is authorized to establish and designate series and to fix the number of shares and the relative voting, dividend, conversion, liquidation, redemption, and other rights, preferences, and limitations as between series, subject to such limitations as may be prescribed by law; that the proper officers of the corporation are by this means authorized to make, subscribe, acknowledge, execute, and file, or cause to be filed, such certificate or certificates as may be required under the laws of the state of Florida and other jurisdictions in connection with the issuance of shares of preferred stock in series from time to and things as in its discretion may be necessary or advisable in connection with such proposal.



            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE PROVISIONS SET FORTH IN THE COMPANY'S ARTICLES OF INCORPORATION, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE


                     INTERESTS OF NAMED EXPERTS AND COUNSEL

Certain legal matters in connection with the securities being offered hereby will be passed upon for the Company by Rebecca J. Del Medico, Esq., General Counsel of the Company. Ms. Del Medico currently owns approximately 27,100 shares of common stock of the Company.

                                     EXPERTS

The audited financial statements of Imaging Diagnostic Systems, Inc. incorporated by referenced herein have been examined by Margolies, Fink and Wichrowski, independent certified public accountants, for the periods and to the extent set forth in their respective report and are incorporated herein in reliance upon such report of said firm given under their authority as experts in accounting and auditing.


                                 LEGAL OPINIONS

The validity of the issuance of the Shares will be passed upon for the Company by Rebecca J. Del Medico, General Counsel of the Company.



                              FINANCIAL INFORMATION

The information required to be disclosed herein is hereby incorporated by reference from the Company' most recent report on form 10-KSB and its most recent report on Form 10-QSB, both of which are being furnished with this Prospectus.


No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this
Prospectus, and, if given or made, such information or representations must not                    500,000 SHARES been
be relied upon as having authorized by the Company. This Prospectus does not
constitute an offer to sell or a solicitation of an offer to buy any security                IMAGING DIAGNOSTIC SYSTEMS, INC.
other than the securities offered by this Prospectus, or an offer to sell or a
solicitation of an offer to buy any securities by any person in any jurisdiction                      COMMON STOCK
in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, imply that the information in this Prospectus is correct as of any time subsequent to the date of this prospectus.

                   -----------------                                                                ----------------
                   TABLE OF CONTENTS                                                                  PROSPECTUS
                   -----------------                                                                ----------------

                                                 Page
                                                 ----

Additional Information......................      2
Incorporation of Certain Documents By
   Reference................................      3
Prospectus Summary..........................      3
Risk Factors................................      4
Information With Respect To
   Registrant-Material Changes..............      8
Principal Shareholders......................      9
Options Granted.............................      9
Patent License Agreement....................     10                                       IMAGING DIAGNOSTIC SYSTEMS, INC.
Patent......................................     10                                              6531 NW 18TH COURT
NASDAQ Listing..............................     10                                          PLANTATION, FLORIDA 33313
Private Placements..........................     11                                                (954) 581-9800
Price Range of Common Stock.................     13
Dividend Policy ............................     13
Selling Security Holders....................     14
Plan of Distribution........................     14
Description of Securities...................     14
Disclosure of Commission Position on
Indemnification for Securities Act
   Liabilities                                   15
Interests Of Named Experts and Counsel......     15
Experts.....................................     16                                                JULY 28, 1998
Legal Opinions..............................     16
Financial Information.......................     16

Until August 22, 1998 (25 days after the date hereof) all dealers effecting transactions in the registered securities, whether or not participating in the distribution, may be required to deliver a Prospectus.